Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

We have issued our report dated March 30, 2010, with respect to the financial statements included in the Annual Report of GlobalSCAPE, Inc. on Form 10-K for the year ended December 31, 2009 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP
Houston, Texas
August 12, 2010